SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 7, 2009 (December 31, 2008)
Republic Services, Inc.
(Exact name of registrant as specified in charter)
Delaware
(State or other jurisdiction of incorporation)

1-14267	65-0716904
(Commission File Number)	(IRS Employer Identification No.)

18500 North Allied Way
Phoenix, Arizona	85054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (480) 627-2700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
The Executive Employment Agreement by and between Donald W. Slager and Allied Waste Industries, Inc. dated as of March 2, 2007 (the “Agreement”) which was assumed by Republic Services, Inc. (the “Company”) on December 5, 2008 was amended by the Company and Mr. Slager on December 31, 2008. The Amendment revises certain provisions of the Agreement in order to comply with Section 409A of the Internal Revenue Code. The Amendment also provides that if Mr. Slager is entitled to retirement payments under the Agreement, they will be paid to him in a single lump sum payment within 30 days following the six month anniversary of his termination of employment. Prior to the Amendment, annual retirement payments equal to 60% of Mr. Slager’s average base salary are payable to him over a 10 year period (assuming that he retired under the terms of the Agreement) beginning on the later of the six month anniversary of his termination of employment or age 55. The retirement payments (if otherwise payable) will be converted to a single lump sum amount by using an annual interest rate of 6% and assuming that the 10 annual installments would have commenced upon Mr. Slager’s reaching age 55 or, if later, his termination of employment. The Amendment to the Executive Employment Agreement by and between Republic and Mr. Slager is attached hereto as Exhibit 10.1, and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Amendment to the Executive Employment Agreement, effective as of December 31, 2008, by and between Republic and Donald W. Slager.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 7, 2009

REPUBLIC SERVICES, INC.

By:	/s/ Tod C. Holmes

Tod C. Holmes
Executive Vice President and Chief Financial
Officer (Principal Financial Officer)

By:	/s/ Charles F. Serianni

Charles F. Serianni
Senior Vice President and Chief Accounting
Officer (Principal Accounting Officer)